Exhibit 99.1

Contacts:
Nadine Padilla
VP, Corporate & Investor Relations
Biosite Incorporated
(858) 455-4808 x3187
npadilla@biosite.com

July 15, 2004

BIOSITE® INCORPORATED TO SURPASS

EXPECTATIONS FOR SECOND QUARTER 2004

SAN DIEGO — Biosite Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid medical diagnostic tests, today reported that total revenue and diluted earnings per share for the second quarter of 2004 are expected to surpass guidance provided by the Company in April 2004.  The Company cited continued success in defending its Triage® BNP Test franchise, coupled with improved gross margins and operating margins.

The Company said it expects diluted earnings per share for the second quarter to range from $.57 to $.62, compared with its previous guidance of $.46 to $.55.  Total revenue for the second quarter of 2004 is expected to be approximately $60 million, which would be higher than the Company’s previous guidance of $53 million to $58 million.

The revised guidance for diluted earnings per share for the second quarter of 2004 reflects year-over-year growth of 33 percent to 44 percent.  The revised guidance for total revenue in the second quarter of 2004 represents a year-over-year increase of 34 percent.

“Despite increased competitive activity in the second quarter, we did a good job of sustaining our BNP market share, while improving gross margins and managing operating expenses over that period,” said Kim Blickenstaff, Biosite president and chief executive officer. “Our Triage BNP Test remains the predominantly used test for natriuretic peptide measurement, and we are continuing to invest in research aimed at expanding the potential uses for this important test.”

The Triage BNP Test and Triage BNP Test for Beckman Coulter Immunoassay Systems, which were used in 2,655 hospitals as of June 30, 2004, are blood tests used to aid in the diagnosis of congestive heart failure, the assessment of disease severity and the risk stratification of acute coronary syndromes patients.  During the past three years, the Triage BNP Test has been used in several clinical studies, which were featured in the New England Journal of Medicine.  The most recent study determined that including rapidly obtained B-type natriuretic peptide (BNP) measurements in the diagnostic regimen for emergency room patients with breathing difficulty could lead to improved treatment and reduced costs.

Investor Conference Call

Biosite will host a conference call today at 2 p.m. PDT to discuss preliminary second quarter results.  A live webcast of the call can be accessed via the Internet at www.biosite.com.  The phone number for the call is (706) 643-1834 and the code is 8790366.  The call will be archived on the Biosite web site through August 5, 2004.  A telephone replay of the call will also be available through August 5, 2004 by calling (800) 642-1687.  International callers, please dial (706) 645-9291.  Please reference the conference call code 8790366.

Second Quarter Results

Biosite plans to release complete results for the second quarter of 2004 on Thursday, July 29, 2004, after the market close.  The Company will hold a conference call that day to discuss these results.  Details on the conference call can be obtained at www.biosite.com or by calling (858) 455-4808 x3221.

About Biosite® Incorporated

A leader in the drive to advance diagnosis, Biosite Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community about new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international countries for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements.  Forward- looking statements include projections of the Company’s financial performance, including revenues and earnings per share for the second quarter of 2004.  Accordingly, the preliminary estimates of revenues and earnings per share in this press release are subject to change.  Numerous important factors affect Biosite’s operating results and could cause Biosite’s results to differ from forecasts and estimates or from other forward looking statements that the Company or its representatives may make.  Some risks and uncertainties that may impact Biosite include risks associated with the Company’s projected financial performance for the second quarter of 2004, the continued growth of the BNP market, the implementation of automated and semi-automated manufacturing methods, costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets and Biosite’s ability to promote and sell products through a direct sales force in those markets, our ability and the ability of our distributors to effectively promote the Triage BNP Test and acceptance of the Triage BNP Test in the physician office market.  Other risks that should be considered, and that could, among other things, influence the Company’s financial performance for the remainder of the 2004 fiscal year, include risks associated with changing market conditions, sales, profitability, and the extent to which our other products and products under development are successfully developed and gain market acceptance, risks associated with increased competition from existing competitors in our primary markets and the introduction of other competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, uncertainties or delays, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the Investor Relations department.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.  The Company’s logo is a trademark of Biosite Incorporated.